Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES
SENIOR MANAGEMENT CHANGES

•                  Eugene A. Castagna Named President & Chief Operating Officer

•                  Susan E. Lattmann Promoted to Chief Administrative Officer

•                  Robyn M. D’Elia Promoted to Chief Financial Officer & Treasurer

UNION, New Jersey, June 5, 2018 — Bed Bath & Beyond Inc. (NASDAQ: BBBY) announced today a number of key senior management changes in connection with its ongoing business transformation.

Eugene A. Castagna, 52, has been named President & Chief Operating Officer (COO). Mr. Castagna has been with the Company since November 1994 and has served as COO since 2014.  Previously, he served as Chief Financial Officer (CFO) and Treasurer from 2006 to 2014, and as Vice President — Finance from 2000 to 2006.

Susan E. Lattmann, 50, formerly the Company’s CFO & Treasurer, has been promoted to Chief Administrative Officer. Ms. Lattmann has been with the Company since 1996 and served as CFO since 2014. Previously, she served as Vice President — Finance from 2006 to 2014, as Vice President — Controller from 2001 to 2006, and as Controller from 2000 to 2001.

Robyn M. D’Elia, 46, has been promoted to CFO & Treasurer. Ms. D’Elia has been with the Company since 1996, and was formerly Vice President — Finance, since 2015. Previously, she served as Vice President — Controller from 2006 to 2015, Vice President — Financial Planning & Control in 2006, and Assistant Controller from 2000 to 2006. Prior to joining the Company, Ms. D’Elia was with the public accounting firm of Arthur Andersen.

“We are extremely pleased to announce these changes to our leadership structure,” said Steven Temares, Chief Executive Officer and Member of the Company’s Board of Directors. “We have developed a talented team of passionate leaders across our organization, and we will further leverage our internal strengths and talents, as well as take advantage of external expertise, as we progress our transformation and strengthen our position as the expert for the home and heart-felt life events.”

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and t-ygroup.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth (908) 613-5820